Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

SS&C TECHNOLOGIES HOLDINGS, INC.

(originally incorporated on July 26, 2005 under the name Sunshine Acquisition Corporation) FIRST: The name of the Corporation is SS&C Technologies Holdings, Inc.

SECOND: The address of the Corporation's registered office in the State of Delaware is

2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), (ii) 5,000,000 shares of Class A NonVoting Common Stock, $0.01 par value per share ("Class A Common Stock"), and

(iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

ACOMMON STOCK AND CLASS A COMMON STOCK.

1. General.

Except as set forth in this Article FOURTH, Section A, the Common

Stock and the Class A Common Stock shall have the same rights, preferences, privileges and restrictions and shall rank equally, share ratably and be identical in all respects as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock and Class A Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the

Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.  There shall be no cumulative voting. The Class A Common Stock shall not be entitled to vote except as otherwise specifically required by law.

The number of authorized shares of each of the Common Stock and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock and Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock or Class A Common Stock, as applicable, shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock or Class

A Common Stock, as applicable, held by each such holder as of the record date of such dividend.

The Common Stock shall not be changed into a different number of shares of Common Stock or the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, recapitalization, stock dividend or otherwise, unless there is a simultaneous and proportionate change to the outstanding shares of Class A Common Stock. The Class A Common Stock shall not be changed into a different number of shares of Class A Common Stock or the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, recapitalization, stock dividend or otherwise, unless there is a simultaneous and proportionate change to the outstanding shares of Common Stock.

4. Liquidation. Subject to any preferential or other rights of any then outstanding Preferred Stock, upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock and Class A Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Class A Common Stock as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution or liquidation.

5. Automatic Conversion of Class A Common Stock. Each share of Class A Common Stock shall automatically be converted into one share of Common Stock upon (i) the expiration, with respect to a holder of Class A Common Stock, of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") such that such holder could acquire shares of Common Stock issuable upon conversion of such holder's shares of Class A Common Stock in compliance with the HSR Act, (ii) any other event, the occurrence of which results in the ability of a holder of Class A Common Stock to acquire the shares of Common Stock issuable upon conversion of the Class A Common Stock pursuant to this Section 5 in compliance with the HSR Act or (iii) the Sale (as defined below) of such share of Class A Common Stock. A "Sale" shall mean any sale, assignment, transfer or other disposition, by operation of law or otherwise, of a share of Class A Common Stock, or any interest therein, to a person or entity (x) that would not be required to make a filing under the

HSR Act to acquire an equal number of shares of Common Stock or (y) for which the waiting period under the HSR Act applicable to such person acquiring an equal number of shares of Common Stock has expired.

6. Mechanics of Conversion.   In the event of an automatic conversion pursuant to Section 5 above, the outstanding shares of Class A Common Stock shall be converted automatically  without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Class A Common Stock are surrendered, duly endorsed, to the Corporation or its transfer agent with written notice that such shares have been converted, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation (but shall not be required to provide a bond) to indemnify the Corporation from any loss incurred by it in connection with such certificates.

No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Any shares of Class A Common Stock that are converted to Common Stock shall be retired and cancelled and may not be reissued as shares of Class A Common Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.

B PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation

Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock and the provisions of applicable law, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH:  Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1.Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. Indemnitee shall notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought; provided that the failure of any Indemnitee to give notice as provided herein shall not relieve the Corporation of its obligations under this Article EIGHTH unless the Corporation is materially prejudiced thereby. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys' fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1 , 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such indemnification or advancement of expenses shall be made promptly, and in any event within   60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the

Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in this Article EIGHTH.  Such determination, and any determination that advanced expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation. Unless otherwise required by the General Corporation Law of the State of Delaware, the burden of proving that Indemnitee is not entitled to indemnification or advancement of expenses under this Article EIGHTH shall be on the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee's expenses (including attorneys' fees) reasonably incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding   office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause.  If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1 .General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation's first annual meeting of stockholders held after the effectiveness of this  Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation's second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation's third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor  and be subject to his or her earlier death, resignation or removal.

5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors; provided that for so long as any stockholders of the Corporation have a contractual right with the Corporation to designate a director of the Corporation, directors of the Corporation may be removed, with or without cause, by the holders that have the right to remove such director by the affirmative vote of at least a majority of the votes that all such stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders; provided that for so long as any stockholders of the Corporation have a contractual right with the Corporation to designate a director of the Corporation, any vacancy in the Board of Directors, however occurring, shall be filled by the holders that have the right to remove such director by the affirmative vote of at least a majority of the votes that all such stockholders would be entitled to cast in any annual election of directors or class of directors. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director's earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: If at any time Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and their respective affiliates (collectively, the "Sponsors"), any other stockholders that received their shares in a transfer from any of the Sponsors (other than any transfer effected pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or (ii) Rule 144 promulgated under the Act) and their respective affiliates and William C. Stone collectively beneficially own 50.0% or less of the outstanding shares of Common Stock, then any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware and except as may be otherwise expressly agreed in writing by the Corporation and any Sponsor, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the Sponsors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. Neither the alteration, amendment or repeal of this Article TWELFTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TWELFTH shall eliminate or reduce the effect of this Article TWELFTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH.

THIRTEENTH: The Corporation elects not to be governed by Section 203 of the

General Corporation Law of the State of Delaware, "Business Combinations With Interested

Stockholders", as permitted under and pursuant to subsection (b)(3) of the General Corporation

Law of the State of Delaware.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 6th day of April,

2010.

SS&C TECHNOLOGIES HOLDINGS, INC. By: /s/ William C. Stone

William C. Stone

Chairman of the Board and Chief Executive

Officer

CERTIFICATE OF AMENDMENT OF

SS&C TECHNOLOGIES HOLDINGS, INC.

March 30, 2015

Pursuant to the provisions of § 242 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is SS&C TECHNOLOGIES HOLDINGS, INC. (the "Corporation"). The date of filing of the original Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April6, 2010.

SECOND: Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

"FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), (ii) 5,000,000 shares of Class A Non-Voting Common Stock, $0.01 par value per share ("Class A Common Stock"), and (iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock")."

THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders in accordance with the provisions of § 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

SS&C TECHNOLOGIES HOLDINGS, INC.

By: /s/ Paul G. Igoe

Name: Paul G. Igoe

Title: Senior Vice President and General

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF AMENDMENT

OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 24, 2016

Pursuant to the provisions of § 103(f) of the
General Corporation Law of the State of Delaware

FIRST: The name of the corporation is SS&C TECHNOLOGIES HOLDINGS, INC. (the “Corporation”).

SECOND: The Corporation filed a Certificate of Amendment with the office of the Secretary of State of the State of Delaware on March 30, 2015 (the “Certificate of Amendment”).

THIRD: The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because Article Second of the Certificate of Amendment, which sets forth an amendment to Article Fourth of the Restated Certificate of Incorporation of the Corporation, inadvertently omits that only the first paragraph of Article Fourth of the Restated Certificate of Incorporation is amended and restated in its entirety.

FOURTH: The first sentence of Article Second of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the date first set forth above.

SS&C TECHNOLOGIES HOLDINGS, INC.
By:	/s/ Paul G. Igoe
Name:	Paul G. Igoe
Title:	Senior Vice President and General Counsel

CERTIFICATE OF AMENDMENT

OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 25, 2016

Pursuant to the provisions of § 242 of the
General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is SS&C TECHNOLOGIES HOLDINGS, INC. (the “Corporation”). The date of filing of the original Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 6, 2010.

SECOND: The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), (ii) 5,000,000 shares of Class A Non-Voting Common Stock, $0.01 par value per share (“Class A Common Stock”), and (iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders in accordance with the provisions of § 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

SS&C TECHNOLOGIES HOLDINGS, INC.
By:	/s/ Paul G. Igoe
Name:	Paul G. Igoe
Title:	Senior Vice President and General Counsel